EXHIBIT 2

Agreement and Plan of Exchange and Reorganization Dated as of March 31, 2003
By and Between Coronation Acquisition Corp. and Supreme Property, Inc.

AGREEMENT

and

PLAN OF EXCHANGE

and

REORGANIZATION

by and between

CORONATION ACQUISITION CORP.

and

SUPREME PROPERTY, INC.

Dated for reference March 31, 2003

     THIS AGREEMENT AND PLAN OF EXCHANGE and REORGANIZATION (this "Agreement") dated for reference this 31st day of March, 2003, by and between CORONATION ACQUISITION CORP., a Nevada corporation, (hereinafter referred to as "PublicCo"), and SUPREME PROPERTY, INC., an Illinois corporation, (hereinafter referred to as SUPREME).

RECITALS

  The Board of Directors of PublicCo and the Board of Directors of Supreme deem it advisable and in the best interests of their respective shareholders, upon the terms and subject to the conditions contained herein, that the outstanding common stock of Supreme shall be exchanged for the newly-issued common stock of PublicCo(the "Exchange").
  Upon the terms and subject to the conditions set forth herein, PublicCo shall execute Articles of Merger or Exchange (the "Nevada Articles of Exchange")in substantially the form attached hereto as EXHIBIT A and shall file such Nevada Articles of Merger in accordance with Nevada law to effectuate the Merger.
  Concurrently with the filing of the Nevada Articles of Merger, Supreme shall execute Articles of Merger, Consolidation, or Exchange (the "Illinois Articles of Exchange") in substantially the form attached hereto as EXHIBIT B and shall file such Illinois Articles of Exchange in accordance with Illinois law to effectuate the Exchange.
  For federal income tax purposes, it is intended that the Exchange shall qualify as a reorganization under Section 368(a)(1)(B) of the Internal Revenue Code, as amended (the "Code"), and that this Agreement shall constitute a plan of reorganization under Section 368(a)(1)(B) of the Code.
  PublicCo and Supreme desire to make certain representations, warranties and agreements in connection with the Exchange.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1. THE EXCHANGE

1.1 THE EXCHANGE. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with provisions of the Illinois Business Corporation Act of 1983, as amended, and Chapter 92A of the Nevada Revised Statutes of 2001, as amended, all of the outstanding common stock of Supreme shall be acquired in exchange for 90% of the outstanding common stock PublicCo, and other valuable consideration. Thereafter, Supreme shall become a wholly-owned subsidiary of PublicCo.

1.2 CLOSING. The closing of the Exchange (the "Closing") will take place commencing at 9:00 a.m., local time, on the date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Article 6) shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Section 6.1(a) (the "Closing Date"), at the offices of Action Stocks, Inc., 990 Highland Drive  - Suite 106, Solana Beach, California, 92075, unless another date or place is agreed to in writing by the parties.

1.3 EFFECTIVE DATE. The Exchange shall become effective (the "Effective Date") at such time as PublicCo and Supreme shall agree should be specified in the Illinois Articles of Exchange, and the Nevada Articles of Exchange (not to exceed three (3) days after the Nevada Articles of Exchange are accepted for record by the Secretary of State). Unless otherwise agreed, the parties shall cause the Effective Date to occur on the Closing Date. As soon as practicable on or following the Closing Date: (i) PublicCo and Supreme shall execute and file the Articles of Exchange with the Office of the Secretary of State of the State of Nevada, and (ii) PublicCo and Supreme shall then execute and file the Illinois Articles of Exchange with the Office of the Secretary of State of the State of Illinois, and shall make all other filings and recordings required, with respect to the Exchange, under the laws of the states of Nevada and Illinois, respectively.

1.4 EFFECT OF THE EXCHANGE ON BYLAWS. The Bylaws of Supreme, as in effect immediately prior to the Effective Date of the Exchange, shall continue in full force and effect after the Exchange as the bylaws of Supreme and, until further amended, in accordance with the laws of the State of Nevada until the same shall be amended or repealed in accordance with the provisions thereof.

1.5 BOARD OF DIRECTORS OF PUBLICCO. The Board of Trustees of PUBLICCO shall consist of the members of Supreme's Board of Directors immediately prior to the Effective Date of the Exchange, who shall continue to serve for the balance of their unexpired terms or their earlier death, resignation, or removal, along with one(1) member from PublicCo's Board of Directors immediately prior to the Effective Date of the Exchange, and one(1) independent director nominated and elected by the voting shareholders of PUBLICCO stock.

1.6 NAME OF THE CORPORATION. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6, the Board of Directors of PublicCo shall change the corporation's name to SUPREME REALTY INVESTMENT TRUST, INC., and that shall remain the name of PUBLICCO.

1.7 SHAREHOLDER APPROVAL. PublicCo shall seek the requisite approval its shareholders to the extent required by laws of the State of Nevada to effectuate the transactions contemplated by this Exchange Agreement. Supreme shall seek the requisite approval its shareholders to the extent required by laws of the State of Illinois to effectuate the transactions contemplated by this Exchange Agreement.

1.8 DISSENTER'S RIGHTS. Pursuant to Section 92A.390 of the Nevada Revised Statutes of 2001, as amended, the holders of PublicCo common stock have no right of dissent with respect to this Exchange Agreement. Pursuant to Chapter 805, Section 11.65 of the Illinois Compiled Statutes, holders of Supreme common stock do have the right to dissent with respect to this Exchange Agreement.

1.9 EXCHANGE RATIOS AND OTHER EXCHANGE CONSIDERATIONS. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6:

(a) Each of the issued and outstanding shares of common stock of SUPREME shall be tendered and exchanged for 1.3953 validly issued, fully paid, and nonassessable shares of no par, common stock of PUBLICCO. Each certificate, properly endorsed and nominally representing shares of common stock of SUPREME shall be evidence of ownership of said common stock as of the Effective Date. The holders of such certificates shall be required to surrender the same in exchange for the properly registered certificates evidencing ownership of shares of the common stock of PUBLICCO.

(b) As additional consideration, SUPREME will assume Four thousand seven hundred and 00/100($4,700.00) of PUBLICCO'S existing liabilities.

(c) PUBLICCO shall issue 1,350,000 shares of its common stock to SG Financial Services Group and 300,000 shares of its common stock to Nick Segounis for their role in introducing SUPREME and PUBLICCO. And,

(d) Mr. Miller will return to the treasury of PUBLICCO 3,650,000 share of the 5,000,000 shares of common stock he currently holds in PUBLICCO for cancellation and PUBLICCO shall cancel the 3,650,000 shares of common stock returned to treasury by Mr. Miller.

1.10 EXCHANGE OF CERTIFICATES.

(a) EXCHANGE AGENT. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6, the parties shall appoint Interstate Transfer Company (the "Exchange Agent"), of 6084 S. 900 E. Street, Suite 101, Salt Lake City, Utah, 84121 to act as exchange agent for the exchange of the certificates representing the issued and outstanding shares of PublicCo and Supreme, respectively.

(b) EXCHANGE PROCEDURE. As soon as practicable after the Effective Date, PublicCo shall use commercially reasonable efforts to cause the Exchange Agent to mail to each holder of record of a certificate, which, prior to the Effective Date, represented shares Supreme common stock, (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as PublicCo may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the shares of PublicCo. Upon surrender to the Exchange Agent, a Certificate for cancellation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, the shares of PublicCo into which the shares of Supreme Common Stock theretofore represented by such Certificate shall have been exchanged, at the rate designated in Section 1.9 above.

(c) NO PRE-CLOSING DIVIDENDS. The Board of Directors of PublicCo and Supreme, respectively warrant and represent that no dividends were declared at any time prior to the Closing Date.

(d) FRACTIONAL SHARES. No certificates or scrip representing fractional shares of PublicCo shall be issued pursuant to this Agreement. If such fractional shares should occur as a result of the exchange rate, such fractional shares shall be rounded down to the nearest whole share.

(e) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by PUBLICCO or the Exchange Agent, the posting by such person of a bond in such reasonable amount as PUBLICCO or the Exchange Agent may direct (but consistent with the practices PUBLICCO applies to its own shareholders) as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the PUBLICCO Common Shares to which the holders thereof are entitled pursuant to Section 1.9.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF PUBLICCO

The Board of Directors of PublicCo hereby warrant and represent to the Board of Directors of Supreme the following:

2.1 ORGANIZATION, STANDING, AND POWER. PublicCo has been duly organized and is validly existing and in good standing under the laws of the State of Nevada. PublicCo has all requisite corporate power and authority to own, operate, lease, and encumber its properties and carry on its business as now being conducted. The PublicCo Articles of Incorporation, as amended (the "PublicCo Articles") are in effect, and no dissolution, revocation or forfeiture proceedings regarding PublicCo have been commenced. PublicCo is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of PublicCo. PublicCo has delivered to Supreme complete and correct copies of the PublicCo Articles of Incorporation, Bylaws (the "PublicCo Bylaws"), and a Certificate of Good Standing issued by the Office of the Secretary of State of Nevada, in each case, as amended or supplemented to the date of this Agreement.

2.2 SUBSIDIARIES OR OTHER AFFILIATED ENTITIES. PublicCo has no ownership or equity interests in any affiliate, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, syndicate, cartel, or other business combination or other legal entity.

2.3 CAPITAL STRUCTURE. PublicCo has authorized capital stock consisting of 100,000,000 shares of $.0001 par value, common stock, of which 5,000,000 shares have been issued and outstanding.

2.4 SEC DOCUMENTS. To the best of their knowledge, the Board of Directors of PublicCo have filed all required reports, schedules, forms, statements and other documents with the SEC since January 1 2002, through the date hereof (the "PublicCo SEC Documents"). SCHEDULE 1 contains a complete list of all PublicCo SEC Documents filed by PublicCo with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), between January 1, 2002 and the date of this Agreement. All of the PublicCo SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such PublicCo SEC Documents. None of the PublicCo SEC Documents, at the time of filing, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements therein, not misleading, except to the extent such statements have been modified or superseded by later PublicCo SEC Documents filed and publicly available prior to the date of this Agreement.

2.5 FINANCIAL STATEMENTS. To the best of their knowledge, the Board of Directors represent that the financial statements of PublicCo included in the PublicCo SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the financial position of PublicCo as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities and obligations set forth in the PublicCo SEC Documents or in SCHEDULE 2, attached hereto, PublicCo has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of PublicCo or in the notes thereto in which, individually, or in the aggregate would have a material adverse effect.

2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the most recent audited financial statements included in the PublicCo SEC documents, PublicCo has conducted its business only in the ordinary course and there have not been, (a) any material adverse change in the business, financial condition or results of operations of PublicCo, nor has there been any occurrence or circumstance that, with the passage of time, would reasonably be expected to result in a material adverse change.

2.7 LITIGATION. There is no suit, action, or proceeding pending in which service of process has been received by an employee, officer, or director of PublicCo or, to the knowledge of PublicCo threatened in writing against or affecting PublicCo, that would reasonably be expected to (i) have a material adverse effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or governmental entity or arbitrator outstanding against PublicCo, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

2.8 TAXES. For a taxable years for which the Internal Revenue service can assert a tax liability, PublicCo has filed all tax returns and reports required to be filed by it and all such returns and reports are accurate and complete in all material respects. PublicCo has paid all taxes shown on such returns and reports as required to be paid by it, and has complied in all material respects with all applicable laws, and has, within the time period prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable laws and regulations. The most recent audited financial statements contained in the PublicCo SEC Documents reflect an adequate reserve for all material taxes payable by PublicCo, if any, for all taxable periods and portions thereof through the date of such financial statements. Since the PublicCo Financial Statement Date, PublicCo has incurred no liability for taxes arising from a prohibited transaction, or has incurred no material liability for taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material tax described in the preceding sentences will be imposed upon PublicCo. PublicCo is not the subject of any audit, examination, or other proceeding in respect of federal income Taxes, and to PublicCo's knowledge, no audit, examination or other proceeding in respect of federal income Taxes is being considered by any Tax authority. As used in this Agreement, "taxes" shall include all taxes, charges, fees, levies and other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding including, without limitation, dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), and any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.

2.9 NO PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. There are no arrangements, agreements or plans pursuant to which cash and non-cash payments which will become payable

(and the maximum aggregate amount which may be payable thereunder) to each employee, officer or director of PublicCo as a result of the Exchange or a termination of service subsequent to the consummation of the Exchange. Except otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of PublicCo. There is no agreement or arrangement with any employee, officer or other service provider under which PublicCo has agreed to pay any tax that might be owed under with respect to payments to such individuals.

2.10 BROKERS AND ADVISORS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of PublicCo.

2.11 COMPLIANCE WITH LAWS. PublicCo has not violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any governmental entity applicable to its business, properties or operations, except to the extent that such violation or failure would not reasonably be expected to have a material adverse effect.

2.12 CONTRACTS; DEBT INSTRUMENTS. PublicCo has not received a written notice that it is in violation of or in default under (nor to the knowledge of PublicCo does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of PublicCo does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not reasonably be expected to have a material adverse effect. Except for any of the following expressly identified in PublicCo SEC Documents, SCHEDULE 2 sets forth a list of each material loan or credit agreement, note, bond, mortgage, indenture and any other agreement or instrument pursuant to which any indebtedness is outstanding or may be incurred. For purposes of this Section 2.12, "indebtedness" shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other person.

2.13 STATE TAKEOVER STATUTES. PublicCo has taken all action necessary to exempt the transactions contemplated by this Agreement between Supreme and PublicCo from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under the laws of the State of Nevada or federal laws of the United States or similar statute or regulation (a "Takeover Statute").

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SUPREME

The Board of Directors of Supreme hereby warrant and represent to the Board of Directors of PublicCo the following:

3.1 ORGANIZATION, STANDING, AND POWER. Supreme has been duly organized and is validly existing and in good standing under the laws of the State of Illinois. Supreme has all requisite corporate power and authority to own, operate, lease, and encumber its properties and carry on its business as now being conducted. The Supreme Articles of Incorporation, as amended (the "Supreme Articles") are in effect, and no dissolution, revocation or forfeiture proceedings regarding Supreme have been commenced. Supreme is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Supreme. Supreme has delivered to PublicCo complete and correct copies of the Supreme Articles of Incorporation, Bylaws (the "Supreme Bylaws"), and a Certificate of Good Standing issued by the Office of the Secretary of State of Illinois, in each case, as amended or supplemented to the date of this Agreement.

3.2 SUBSIDIARIES OR OTHER AFFILIATED ENTITIES. Supreme owns a majority equity interest in its mortgage banking subsidiary, Supreme Capital Funding, Inc.("Capital"). Capital is an Illinois corporation that is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease, and encumber real properties, and carry on its business as now being conducted. Supreme has no ownership or equity interests in any other affiliate, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, syndicate, cartel, or other business combination or other legal entity.

3.3 CAPITAL STRUCTURE. Supreme has authorized capital stock consisting of 100,000,000 shares of $.01 par value, common stock, of which 19,342,000 shares have been duly issued and are now outstanding.

3.4 FINANCIAL STATEMENTS. The financial statements of Supreme included in the preliminary materials have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects, in accordance with the applicable requirements of GAAP. The financial position of Supreme as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Supreme has no other liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of PublicCo or in the notes thereto in which, individually, or in the aggregate would have a material adverse effect.

3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the most recent financial statements included in the preliminary materials, Supreme has conducted its business only in the ordinary course and there have not been, (a) any material adverse change in the business, financial condition or results of operations of Supreme, nor has there been any occurrence or circumstance that, with the passage of time, would reasonably be expected to result in a material adverse change.

3.6 LITIGATION. There is no suit, action, or proceeding pending in which service of process has been received by an employee, officer, or director of Supreme or, to the knowledge of Supreme threatened in writing against or affecting Supreme, that would reasonably be expected to (i) have a material adverse effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or governmental entity or arbitrator outstanding against Supreme, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect.

3.7 TAXES. For the taxable years for which the Internal Revenue service can assert a tax liability, Supreme has filed all tax returns and reports required to be filed by it and all such returns and reports are accurate and complete in all material respects. Supreme has paid all taxes shown on such returns and reports as required to be paid by it, and has complied in all material respects with all applicable laws, and has, within the time period prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable laws and regulations. Since the Supreme Financial Statement Date, Supreme has incurred no liability for taxes arising from a prohibited transaction, or has incurred no material liability for taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material tax described in the preceding sentences will be imposed upon Supreme. Supreme is not the subject of any audit, examination, or other proceeding in respect of federal income Taxes, and to Supreme's knowledge, no audit, examination or other proceeding in respect of federal income Taxes is being considered by any Tax authority. As used in this Agreement, "taxes" shall include all taxes, charges, fees, levies and other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding including, without limitation, dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), and any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.

3.8 BROKERS AND ADVISORS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Action Stocks, Inc., ("Action"),is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Supreme.

3.9 COMPLIANCE WITH LAWS. Supreme has not violated

or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any governmental entity applicable to its business, properties or operations, except to the extent that such violation or failure would not reasonably be expected to have a material adverse effect.

3.10 CONTRACTS; DEBT INSTRUMENTS. Supreme has not received a written notice that it is in violation of or in default under (nor to the knowledge of Supreme does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the knowledge of Supreme does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not reasonably be expected to have a material adverse effect. SCHEDULE 4 sets forth a list of each material loan or credit agreement, note, bond, mortgage, indenture and any other agreement or instrument pursuant to which any indebtedness is outstanding or may be incurred. For purposes of this Section 3.11, "indebtedness" shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap,swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other person.

ARTICLE 4. COVENANTS

4.1 CONDUCT OF BUSINESS PENDING EXCHANGE. During the period from the date of this Agreement to the Effective Date, except as consented to in writing, or as expressly provided for in this Agreement, both parties shall use commercially reasonable efforts to:

    conduct its business only in the usual, regular, and ordinary course and in substantially the same manner as heretofore conducted;
    preserve intact its business organizations and goodwill;
    confer on a regular basis with one or more representatives of the other party to report operational matters of materiality and, subject to Section 4.3, any proposals to engage in material transactions;
    promptly notify the other party of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its businesses or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);
    promptly deliver to the other party true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;
    maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

    duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, not make or rescind any express or deemed election relative to taxes (unless required by law;
    not acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a "Commitment") for the acquisition of any real property or, except as permitted in a budget approved in writing by the other party;
    encumber assets or commence construction of, or enter into any commitment to develop or construct other real estate projects, except in the ordinary course of its business;
    incur or enter into any Commitment to incur additional indebtedness (secured or unsecured)
    terminate, or enter into any Commitment to modify, amend or terminate, any indebtedness (secured or unsecured) in existence as of the date hereof;
    not amend the Articles of Incorporation or the Bylaws;
    make no change in the number of shares of capital stock issued and outstanding, except as described in Section 2.3(b) of this Agreement;
    grant no options or other right or commitment relating to its shares of capital stock or any security convertible into its shares of capital stock or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors;
    not amend or waive any rights under any of the PublicCo Stock Options or PublicCo Stock Rights;
    authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any common stock, preferred stock or indirectly redeem, purchase or otherwise acquire any shares of capital stock or any option, warrant or right to acquire, or security convertible into, shares of capital stock;

    not sell, lease, mortgage, subject to lien or otherwise dispose of any assets, except in that is made in the ordinary course of business and is the subject of a binding contract in existence on the date of this Agreement;
    not make any loans, advances or capital contributions to, or investments in, any other person; and
    not enter into any new, or amend or supplement any existing, contract, lease or other agreement;
    not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) furnished to the other party or incurred in the ordinary course of business and consistent with past practice;
    not guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;
    not enter into any commitment with any officer, director, affiliate, or with any consultant;
    not increase any compensation or enter into or amend any employment agreement with any of its officers, directors or employees;
    not accept a promissory note in payment of the exercise price payable under any option to purchase shares of PublicCo Common Stock;
    not enter into any Tax Protection Agreement;

    not settle or compromise any material federal, state, local or foreign tax liability; and
    not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

ARTICLE 5. ADDITIONAL COVENANTS

5.1 PREPARATION OF THE FORM S-4; CONSENT SOLICITATIONS. As promptly as practicable after execution of this Agreement, the respective parties and their investment advisors, shall prepare and file with the SEC under the Securities Act, one or more registration statements on Form S-4 (such registration statements, together with any amendments or supplements thereto, the "Form S-4"). The respective parties will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each party shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Form S-4. Supreme will duly call, give notice of, and, as soon as practicable following the date of this Agreement, give notice of this action to its stockholders (the "Supreme Notice of Board Action") for the purpose of obtaining the Supreme Stockholder Approvals. Supreme shall, through its Board of Directors, recommend to its stockholders approval of this Agreement, the Exchange and the transactions contemplated by this Agreement.

5.2 ACCESS TO INFORMATION; CONFIDENTIALITY. Each of the parties shall afford to the other parties and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours prior to the Effective Date to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the parties shall, furnish promptly to the other party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the parties shall use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence, notwithstanding the execution and delivery of this Agreement or the termination hereof.

5.3 TAX MATTERS. Both parties shall use its commercially reasonable efforts before and after the Effective Date to cause the Exchange to qualify as a "reorganization" under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(e).

5.4 PUBLIC ANNOUNCEMENTS. Each party will consult with the other party, and provide each other the opportunity to review and comment upon, before issuing any press release or other written public statements, including, without limitation, any press release or other written public statement which address in any manner the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties prior to the execution of this Agreement.

5.5 LISTING. PublicCo shall use commercially reasonable efforts to cause the PublicCo Common Shares to be issued in the Exchange, to be approved for listing on the NASDAQ Small Cap Market ("Small Cap"), Over-The-Counter Bulletin Board ("OTCBB"), or Bulletin Board Exchange ("BBX") subject to official notice of issuance, as soon as practicable after the Effective Date.

5.6 TRANSFER AND GAINS TAXES. Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Effective Date, PUBLICCO shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of PUBLICCO Common Shares, all Transfer and Gains Taxes (which term shall not in any event be construed to include for these purposes any Tax imposed under the Code).

5.7 INDEMNIFICATION. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any action by or on behalf of (i) any or all security holders of PublicCo; (ii) any person who is now, or has been, at any time prior to the date hereof, or who becomes prior to the Effective Date of the Exchange, an officer, employee or director of PublicCo ("Indemnification Parties"); is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer, employee or director of PublicCo or any action or omission by such person in his capacity as a director, or (ii) this Agreement or the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Date of the Exchange, the Indemnifying Parties shall, from and after the Effective Date of the Exchange, indemnify and hold harmless, as and to the full extent permitted by applicable law, each the officers, employees, and directors of PUBLICCO against any losses, claims, liabilities, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith in connection with any such threatened or actual claim, action, suit, proceeding or investigation. The new Directors of PublicCo will obtain a Director's and Officer's Liability insurance policy which will insure the officers and directors of PublicCo from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the PublicCo.

5.8 FEES AND EXPENSES. Expenses related to the preparation of the consent solicitations, S-4 registration statement, "Blue Sky" registrations, mailings, printing of new share certificates, delivery of those certificates, Edgar filing fees, etc. will be paid by SUPREME. All other expenses relating to the preparation of financial statements, SEC filings, exhibits, etc. will be paid by the respective parties incurring the expense.

ARTICLE 6. CONDITIONS

6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE EXCHANGE. The obligations of each party to effect the Exchange and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    SHAREHOLDER APPROVALS. The PublicCo Stockholder Approvals and the SUPREME Shareholder Approvals shall have been obtained.

    FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.
    NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange or any of the other transactions contemplated hereby shall be in effect.
    BLUE SKY LAWS. PublicCo shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the PublicCo Common Shares issuable in the Exchange.

6.2 CONDITIONS TO OBLIGATIONS OF SUPREME. The obligations of SUPREME to effect the Exchange and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Supreme:

      REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of PublicCo set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

      PERFORMANCE OF OBLIGATIONS OF PUBLICCO. PublicCo shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Date, and SUPREME shall have received a certificate signed on behalf of PublicCo by the chief executive officer or the chief operating officer of PublicCo, in such capacity, to such effect.
      MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no PublicCo material adverse change and SUPREME shall have received a certificate of the chief executive officer or chief operating officer of PublicCo, in such capacity, certifying to such effect.

6.3 CONDITIONS TO OBLIGATIONS OF PUBLICCO. The obligations of PUBLICCO to effect the Exchange and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by PublicCo:

      REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Supreme set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

      PERFORMANCE OF OBLIGATIONS OF SUPREME. Supreme shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Date, and PUBLICCO shall have received a certificate signed on behalf of Supreme by the chief executive officer or the chief operating officer of Supreme, in such capacity, to such effect.
      MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no material adverse change and PUBLICCO shall have received a certificate of the chief executive officer or chief operating officer of Supreme, in such capacity, certifying to such effect.

ARTICLE 7. TERMINATION, AMENDMENT, AND WAIVER

7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date by:

    mutual written consent duly authorized by the Board of Directors of Supreme and the Board of Directors of PublicCo.
    upon a breach of or failure to perform any representation, warranty, covenant, obligation or agreement on the part of PublicCo as set forth in this Agreement, or if any representation or warranty of PublicCo shall become untrue, in either case such that the conditions set forth in Section6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by May 1, 2003 (or as otherwise extended);
    by PublicCo, upon a breach of any representation, warranty, covenant obligation or agreement on the part of SUPREME as set forth in this Agreement, or if any representation or warranty of SUPREME shall become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case maybe, would be incapable of being satisfied by May 1, 2003 (or as otherwise extended); or

    by either SUPREME or PublicCo, if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the Exchange shall have become final and non-appealable.

7.2 AMENDMENT. This Agreement may be amended by the parties in writing by action of the respective Board of Directors of Supreme and PublicCo at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Articles of Exchange with the respective Secretaries of State of Illinois and Nevada.

7.3 EXTENSION; WAIVER. At any time prior to the Effective Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE 8. GENERAL PROVISIONS

8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Date. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Date.

8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

If to Supreme:
SUPREME PROPERTY, INC. 15 Iliad Drive Tinley Park, IL 60477 Attn: Thomas Elliott, Esq. (708) 429-3893 (708) 429-3897 fax ceo@supremepropertyinc.com e-mail

With copy to:
ACTION STOCKS, INC. 990 Highland Drive - Suite 106 Solana Beach, CA 92075 Attn: Brent Fouch (858) 481-6670 (858) 481-6144 fax brent@actionstocks.com e-mail

If to PublicCo:
CORONATION ACQUISITION CORP. P.O. Box 741 Bellevue, WA 98009 Attn: Harry Miller hacabell@yahoo.com

With copy to:
Alixe Cormick VENTURE LAW CORPORATION Suite 618 - 688 West Hastings Street Vancouver, British Columbia, V6B 1P1 Telephone: (604) 659-9188 Facsimile: (604) 659-9178 acormick@venturelawcorp.com

All notices shall be deemed given only when actually received.

8.3 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include"," includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed beach of the parties and delivered to the other party.

8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, and the other agreements entered into in connection with the Exchange (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral between the parties with respect to the subject matter of this Agreement and are not intended to confer upon any person other than the parties hereto any rights or remedies.

8.6 GOVERNING LAW. THE EXCHANGE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA,REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF. EXCEPT AS PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH,THE LAWS OF THE STATE OF ILLINOIS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Its accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Illinois or in any state court located in Illinois this being in addition to another remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Illinois or any state court located in Illinois in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

8.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

8.10 EXCULPATION. This Agreement shall not impose any personal liability on any shareholder, trustee, trust manager, officer, employee or agent of SUPREME or PublicCo, and all Persons shall look solely to the property of SUPREME or PublicCo for the payment of any claim hereunder or for the performance of this Agreement.

8.11 JOINT AND SEVERAL OBLIGATIONS. In each case where both PublicCo, on the one hand, or SUPREME on other hand, are obligated to perform the same obligation hereunder, such obligation shall be joint and several.

IN WITNESS WHEREOF, each of the corporate parties hereto, pursuant to authority duly granted by the Board of Directors, has caused the Agreement of Exchange to be executed by an authorized officer.

Date:
By:	/s/ Harry Miller ________________________________
Harry Miller, President CORONATION ACQUISITION CORP.

By:	/s/ Thomas Elliott ____________________________________
Thomas Elliott, President SUPREME PROPERTY, INC.

EXHIBIT A - NEVADA ARTICLES OF MERGER OR EXCHANGE

DEAN HELLER Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684 5708	Articles of Merger (PURSUANT TO NRS CHAPTER 92A)	Office Use Only:

Important: Read attached instructions before completing form.

Articles of Merger (Pursuant to Nevada Revised Statutes Chapter 92A) (excluding 92A.200(4b)) - Remit in Duplicate -
Important: Read instructions before completing form
1) Name and jurisdiction of organization of each constituent entity (NRS 92A.200):
     Supreme Property Inc.                                                                                                         Name of merging entity

   Illinois                                    Jurisdiction
Corporation Entity type *
and,
     Coronation Acquisition Corp.                                                                                                Name of surviving entity

   Nevada                                 Jurisdiction
Corporation Entity type *

2) Forwarding address where copies of process may be sent by the Secretary of State of
    Nevada (if a foreign entity is the survivor in the merger  - NRS 92A.190):

Attn:  Thomas Elliott

c/o:   Supreme Realty Investment Trust, Inc.

          P.O. Box 1164

         Tinley Park, IL  60477

3) The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200).
* Corporation, non-profit corporation, limited partnership, limited-liability company or business trust.

DEAN HELLER Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684 5708	Articles of Merger (PURSUANT TO NRS CHAPTER 92A) Page 2

4) Owner's approval (NRS 92A.200)(options a, b, or c may be used for each entity):

(a) Owner's approval was not required from:

________________________________________________________________________
Name of merging entity, if applicable

and, or;

________________________________________________________________________
Name of surviving entity, if applicable

(b) The plan was approved by the required consent of the owners of *:

     Supreme Property Inc.
Name of merging entity, if applicable

and, or;

     Coronation Acquisition Corp.
Name of surviving entity, if applicable

* Unless otherwise provided in the certificate of trust or governing instrument of a business trust, a merger must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the merger.

DEAN HELLER Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684 5708	Articles of Merger (PURSUANT TO NRS CHAPTER 92A) Page 3

(c) Approval of plan of merger for Nevada non-profit corporation (NRS 92A.160):

The plan of merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.

________________________________________________________________________
Name of merging entity, if applicable

and, or;

________________________________________________________________________
Name of surviving entity, if applicable

DEAN HELLER Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684 5708	Articles of Merger (PURSUANT TO NRS CHAPTER 92A) Page 4

5) Amendments, if any, to the articles or certificate of the surviving entity. Provide article numbers, if available. (NRS 92A.200)*:

1. THE NAME OF THE CORPORATION SHALL BE CHANGED TO SUPREME REALTY

INVESTMENT TRUST, INC.

2. AN ADDITIONAL CLASS OF SERIES A, PREFERRED STOCK SHALL BE AUTHORIZED.

3.  THE NUMBER OF AUTHORIZED SHARES OF SERIES A, PREFERRED STOCK SHALL

BE 100,000,000

6) Location of Plan of Merger (check a or b):

_____ (a) The entire plan of merger is attached;

or,

  X   (b) The entire plan of merger is on file at the registered office of the surviving corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity
               (NRS 92A.200).

7) Effective date (optional)**: _______________________________

* Pursuant to NRS 92A.180 (merger of subsidiary into parent  - Nevada parent owning 90% or more of subsidiary), the articles of merger may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed. Amended and restated articles may be attached as an exhibit or integrated into the articles of merger. A resolution specifying the new changes or a form prescribed by the secretary of state must accompany the amended and restated articles.

** A merger takes effect upon filing the articles of merger or upon a later date as specified in the articles, which must not be more than 90 days after the articles are filed (NRS 92A.240).

DEAN HELLER Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684 5708	Articles of Merger (PURSUANT TO NRS CHAPTER 92A) Page 5

8) Signatures  - Must be signed by:

An officer of each Nevada corporation; All general partners of each Nevada limited partnership; A manager of each Nevada limited-liability company with managers or all the members if there are no managers; A trustee of each Nevada business trust (NRS 92A.230)*:

   SUPREME PROPERTY, INC.
Name of merging entity

                                                        PRESIDENT                                      /      /2003
Signature                                              Title                                             Date

   CORONATION ACQUISITION CORP.
Name of surviving entity

                                                        PRESIDENT                                      /      /2003
Signature                                             Title                                              Date

* The articles of merger must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

EXHIBIT B - ILLINOIS ARTICLES OF MERGER OR EXCHANGE
Form BCA-11.25 (Rev. Jan. 1999)	ARTICLES OF MERGER CONSOLIDATION OR EXCHANGE	File #
Jesse White Secretary of State Department of Business Services Springfield, IL 62756 Telephone (217) 782-6961 http://www.sos.state.il.us		SUBMIT IN DUPLICATE
This space for use by Secretary of State
Date Filing Fee $ Approved:

        DO NOT SEND CASH!
Remit payment in check or money
order, payable to "Secretary of State."
Filing Fee is $100, but if merger or
consolidation involves more than 2
corporations, $50 for each additional
corporation.

1. Names of the corporations proposing to merge, and the state or country of their incorporation:
Name of Corporation	State or Country of Incorporation	Corporation File Number
CORONATION ACQUISITION CORP.(1)	NEVADA	C34489-2000

SUPREME PROPERTY, INC.	ILLINOIS	D6204-748-8

Note: (1) Coronation Acquisition Corp.'s name will change at the time of the merger to "Supreme Realty Investment, Inc."

2. The laws of the state or country under which each corporation is incorporated permits such merger, consolidation or exchange.
3. (a) Name of the acquiring corporation: Coronation Acquisition Corp. to be renamed Supreme Realty Investment Trust, Inc. (b) it shall be governed by the laws of: Nevada

If not sufficient space to cover this point, add one or more sheets of this size.
4. Plan of consolidation is as follows: SEE ATTACHED "TERMS OF THE TRANSACTION"

5. Plan of consolidation was approved, as to each corporation not organized in Illinois, incompliance with the laws of the exchange state under which it is organized, and (b) as to each Illinois corporation, as follows:

    (The following items are not applicable to mergers under S. 11.30 - 90% owned subsidiary provisions. See
    Article 7.)

    (Only "X" one box for each Illinois corporation)

Name of Corporation	By the shareholders, a reso-lution of the board of direc-tors having been duly adopted and submitted to a
vote at a meeting of share-holders. Not less than the minimum number of votes required by statute and by the articles of incorporation voted in favor of the action taken.
                           (S. 11.20)
By written consent of the
shareholders having not less
than the minimum number of
votes required by statute and
by the articles of incorpora-tion. Shareholders who have not consented in writing have been given notice in accor-dance with S. 7.10 (S. 11.220)
By written consent of ALL the share-holders entitled to vote on the action, in accordance with S. 7.10 & S. 11.20

SUPREME PROPERTY INC.

6. (Not applicable if surviving, new or acquiring corporation is an Illinois corporation)

     It is agreed that, upon and after the issuance of a certificate of merger, consolidation or exchange by the Secretary of
State of the State of Illinois:
a.	The surviving, new or acquiring corporation may be served with process in the State of Illinois in any proceeding for the enforcement of any obligation of any corporation organized under the laws of the State of
Illinois which is a party to the merger, consolidation or exchange and in any proceeding for the enforcement of the rights of a dissenting shareholder of any such corporation organized under the laws of the State of Illinois against the surviving, new or acquiring corporation.
b.	The Secretary of State of the State of Illinois shall be and hereby is irrevocably appointed as the agent of the surviving, new or acquiring corporation to accept service of process in any such proceedings, and
c.	The surviving, new, or acquiring corporation will promptly pay to the dissenting shareholders of any corporation organized under the laws of the State of Illinois which is a party to the merger, consolidation or exchange the amount, if any, to which they shall be entitled under the provisions of "The Business
Corporation Act of 1983" of the State of Illinois with respect to the rights of dissenting shareholders.

7. (Complete this item if reporting a merger under S. 11.30 - 90% owned subsidiary provisions.)
a.

The number of outstanding shares of each class of each merging subsidiary corporation and the number of such shares of each class owned immediately prior to the adoption of the plan of merger by the parent corporation, are:

Name of Corporation	Total Number of Shares Outstanding of Each Class	Number of Shares of Each Class Owned Immediately Prior to Merger by the Parent Corporation

b.	(Not applicable to 100% owned subsidaries)
The date of mailing a copy of the plan of merger and notice of the right to dissent to the shareholders of each merging subsidiary corporation was _____________________ , _________.
                                                             (Month & Day) (Year)

Was written consent for the merger or written waiver of the 30-day period by the holders of all the outstanding shares of all subsidiary corporations received?    Yes    No

(If the answer is "No," the duplicate copies of the Articles of Merger may not be delivered to the Secretary of State until after 30 days following the mailing of a copy of the plan of merger and of the notice of the right to dissent to the shareholders of each merging subsidiary corporation.)

8. The undersigned corporations have caused these articles to be signed by their duly authorized officers, each of whom affirms, under penalties of perjury, that the facts stated herein are true. (All signatures must be in BLACK INK.)

Dated June __________ , 2003	CORONATION ACQUISITION CORP.

(Month & Day) (Year)	(Exact Name of Corporation)

attested by	by
(Signature of Secretary or Assistant Secretary)	(Signature of President or Vice-President)
Harry Miller, Secretary	Harry Miller, President

(Type or Print Name and Title)	(Type or Print Name and Title)

Dated June __________ , 2003	SUPREME PROPERTY, INC.

(Month & Day) (Year)	(Exact Name of Corporation)

attested by	by
(Signature of Secretary or Assistant Secretary)	(Signature of President or Vice-President)
Thomas Elliott, Secretary	Thomas Elliott, President

(Type or Print Name and Title)	(Type or Print Name and Title)

Terms of Transaction

In March, 2003, SUPREME PROPERTY, INC. entered into an Agreement and Plan of Exchange and Reorganization to become a wholly-owned subsidiary of SUPREME REALTY INVESTMENT TRUST, INC. (fka CORONATION ACQUISITION CORP.) in a stock-for-stock exchange and reorganization plan. In the transaction 19,342,000 (100%) of the issued and outstanding shares of common stock of SUPREME PROPERTY, INC. will be exchanged for approximately 27,000,000 shares of common stock of SUPREME REALTY INVESTMENT TRUST, INC. at an exchange ratio of 1.3953:1. The former stockholders of SUPREME PROPERTY, INC. will control 90% of the share capital of SUPREME REALTY INVESTMENT TRUST, INC. (fka CORONATION ACQUISITION CORP.) on close of the transaction.

The members of the board of directors of SUPREME PROPERTY, INC. will serve as the members of the board of directors of SUPREME REALTY INVESTMENT TRUST, INC. (fka CORONATION ACQUISITION CORP.) on close of the transaction.

The board of directors of both companies are proposing the Exchange and Reorganization Plan in order to provide: (i) a greater opportunity for growth through the issuance of additional equity; (ii) opportunities to increase earnings and cash distribution through asset growth and economies of scale; and (iii) a reduction in investment risk through greater diversification of assets.

SCHEDULE 1  - PUBLICCO SEC DOCUMENTS

January 1, 2002  - March 31, 2003
Form	Description	Filing Date	File Number
10KSB	Annual Report for period ended December 31, 2003.	2003-03-31	000-49770
10QSB	Quarterly report for period ended September 30, 2002.	2002-11-14	000-49770
10QSB	Quarterly report for period ended June 30, 2002.	2002-08-26	000-49770
10SB12G/A	[Amend] 10SB Registration Statement [Section 12(g)]	2002-06-26	000-49770
10SB12G	10SB Registration Statement [Section 12(g)]	2002-04-30	000-49770

SCHEDULE 2  - PUBLICCO LIABILITIES AND OBLIGATIONS

Notes Payable. Includes $4,700 balance due for expenses advanced by Harry Miller, President of Coronation Acquisition Corp.

SCHEDULE 3  - PUBLICCO SHAREHOLDERS
Harry Miller	5,000,000

TOTAL	5,000,000

SCHEDULE 4  - SUPREME LIABILITIES AND OBLIGATIONS

Accounts Payable. Includes $5,064 balances due for office supplies, equipment rentals, other miscellaneous expenses, etc.

Notes Payable. Includes $15,600 balance due on Supreme Property, Inc.'s purchase of substantially all of the assets from its predecessor company, Supreme Property Management & Sales, Inc., and a $25,000 note due to Thomas Elliott, President of Supreme Property, Inc.

Mortgages Payable. Includes $1,255,000 due on four(4) parcels of property that are being purchase by Installment Agreement for Warranty Deed, over a term of thirty(30) years. The notes bear interest at the rate of 7% per annum. Principal and interest are payable in monthly installments of $8,349.55, with balloon payments of the outstanding principal on maturity dates in June, July, and August, of 2004.

Lease Obligations. In April, 2000 the Company began leasing office space at an annual rental rate based on the amount of square footage the Company occupies. The annual rent is as follows:

2000	$ 4,950
2001	6,900
2002	7,200
2003	7,500
2004	1,950
TOTAL	$ 28,500

The lease expires in April, 2004, with a five year renewal option.

The Company is currently in negotiations with another office building leasing representative for 5,000 square feet of space in Tinley Park, Illinois. It is estimated that the annual rental rate will be priced between $14 - $18 per foot plus an allocation of common area expenses. To date, no lease agreement has been reached.

Employment Obligations. The Company has entered into automatically renewing, one-year employment agreements with its V.P. of Finance, V.P. of Property Management, and V.P. of Acquisitions. In the event of termination other than for cause, the contracted employee will receive a lump sum benefit equal to the average compensation in the three most highly compensated years. Upon termination, all options and rights to acquire common shares vest on the effective date of termination.